Exhibit 99.1

News Release
International Paper Reports Third Quarter 2025 Results

MEMPHIS, Tenn. – October 30, 2025 – International Paper (NYSE: IP; LSE: IPC) (the "Company") today reported third quarter 2025 earnings (loss) from continuing operations of $(426) million and adjusted operating earnings (loss) (non-GAAP) of $(224) million. Third quarter 2025 earnings (loss) from continuing operations and adjusted operating earnings (loss) (non-GAAP) include $675 million of accelerated deprecation associated with our mill closures and 80/20 strategic actions. Third quarter 2025 net sales were $6.2 billion and earnings (loss) from continuing operations before income taxes and equity earnings (loss) was $(675) million. Net earnings (loss) was $(1.10) billion in the third quarter of 2025 which includes a loss from discontinued operations, net of taxes of $676 million.

Adjusted EBITDA from continuing operations (non-GAAP) was $859 million. Third quarter 2025 adjusted EBITDA (non-GAAP) was $1.01 billion including $153 million for our Global Cellulose Fibers business which has been classified as a discontinued operation in the current results and all historical periods.

“Our third quarter results reflect substantial progress on our transformation journey,” said Chairman and CEO Andy Silvernail. “We delivered 28% sequential adjusted EBITDA improvement across both Packaging Solutions businesses, driven by price realization, cost management and lower fiber costs. In North America, we saw year-over-year box shipment growth in September, a clear indicator that our customer-centric approach is closing the industry gap. While demand remained soft across both regions, we took decisive actions to reshape our portfolio — exiting non-core businesses, closing facilities, and reinvesting in our most strategic assets.”

“Despite near-term headwinds,” Silvernail added, “we remain confident in our trajectory. We are accelerating actions and remain fully committed to executing our transformation plan — delivering commercial excellence, securing an advantaged cost position, and building a differentiated, sustainable global packaging company.”

Diluted EPS from Continuing Operations and Adjusted Operating EPS

	Third Quarter 2025	Second Quarter 2025	Third Quarter 2024
Diluted Earnings (Loss) Per Share from Continuing Operations	$(0.81)	$0.14	$0.31
Add Back – Non-Operating Pension Expense (Income)	(0.01)	—	(0.03)
Add Back – Net Special Items Expense (Income)	0.67	0.03	0.33
Income Taxes - Non-Operating Pension and Special Items	(0.28)	0.01	(0.28)
Adjusted Operating Earnings (Loss) Per Share	$(0.43)	$0.18	$0.33

Select Financial Measures

(In millions)	Third Quarter 2025	Second Quarter 2025	Third Quarter 2024
Net Sales	$6,222	$6,142	$3,979
Earnings (Loss) from Continuing Operations before Income Taxes and Equity Earnings (Loss)	(675)	116	5
Earnings (Loss) from Continuing Operations	(426)	75	111
Net Earnings (Loss)	(1,102)	75	150
Adjusted EBITDA from Continuing Operations	859	670	366
Adjusted Operating Earnings (Loss)	(224)	94	113
Cash Provided By (Used For) Operating Activities	605	476	521
Free Cash Flow	150	54	309

    Adjusted EBITDA from continuing operations, adjusted EBITDA and Global Cellulose Fibers adjusted EBITDA are non-GAAP financial measures. Adjusted EBITDA from continuing operations is defined as earnings (loss) from continuing operations before income taxes, equity earnings (loss), interest expense, net, net special items, non-operating pension expense (income) and depreciation and amortization. The most directly comparable GAAP measure is earnings (loss) from continuing operations before income taxes and equity earnings (loss). Adjusted EBITDA is defined as net earnings (loss) before continuing and discontinued operations income taxes, equity earnings (loss), interest expense, net, net special items, non-operating pension expense (income) and depreciation and amortization. The most directly comparable GAAP measure is net earnings (loss). Global Cellulose Fibers adjusted EBITDA is defined as discontinued operations, net of taxes before amounts included within discontinued operations for income taxes, interest expense, net, net special items and depreciation and amortization. The most directly comparable GAAP measure is discontinued operations, net of taxes. A reconciliation of earnings (loss) from continuing operations before income taxes and equity earnings (loss) to adjusted EBITDA from continuing operations, net earnings (loss) to adjusted EBITDA and discontinued operations, net of taxes to Global Cellulose Fibers adjusted EBITDA and an explanation of why we believe these non-GAAP financial measures provide useful information to investors are included later in this release.

    Adjusted operating earnings (loss) and adjusted operating earnings (loss) per share are non-GAAP financial measures defined as earnings (loss) from continuing operations (a GAAP measure) excluding net special items and non-operating pension expense (income). Earnings (loss) from continuing operations and diluted earnings (loss) per share from continuing operations are the most directly comparable GAAP measures. The Company calculates adjusted operating earnings (loss) (non-GAAP) by excluding the after-tax effect of non-operating pension expense (income) and net special items from the earnings (loss) reported under U.S. GAAP. Adjusted operating earnings (loss) per share is calculated by dividing adjusted operating earnings by the (loss) diluted average shares of common stock outstanding. Management uses these measures to focus on on-going operations, and believes that such measures are useful to investors in assessing the operational performance of the Company and enabling investors to perform meaningful comparisons of past and present consolidated operating results from continuing operations. For discussion of net special items and non-operating pension expense (income), see the disclosure under Effects of Net Special Items and Consolidated Statement of Operations and related notes included later in this release. A reconciliation of earnings (loss) from continuing operations to adjusted operating earnings (loss) and diluted earnings (loss) from continuing operations per share to adjusted operating earnings (loss) per share, and an explanation of why we believe these non-GAAP financial measures provide useful information to investors, are included later in this release.

    Free cash flow is a non-GAAP financial measure, which equals cash provided by (used for) operations (a GAAP measure) less capital expenditures. The most directly comparable GAAP measure is cash provided by (used for) operations. A reconciliation of cash provided by (used for) operations to free cash flow and an explanation of why we believe this non-GAAP financial measure provides useful information to investors are included later in this release.

SEGMENT INFORMATION
As previously disclosed, the Company announced on August 21, 2025 that it had reached a definitive agreement with American Industrial Partners to sell its Global Cellulose Fibers business. As a result of the announcement, the Global Cellulose Fibers business is no longer a reportable segment and all current and historical operating results of the Global Cellulose Fibers business are presented as Discontinued Operations, net of tax, in the condensed consolidated statement of operations. For discussion of discontinued operations, see the disclosure under Discontinued Operations and Consolidated Statement of Operations and related notes included later in this release.

As a result of the acquisition of DS Smith, the Chief Operating Decision Maker (CODM) began reviewing and managing the Company’s financial results and operations under a revised structure that reflects the scope of the Company’s continuing operations: Packaging Solutions North America (PS NA) and Packaging Solutions EMEA (PS EMEA). The PS EMEA segment includes the Company's legacy EMEA Industrial Packaging business and the EMEA DS Smith business. As such, amounts related to the Company's legacy EMEA Industrial Packaging business have been recast out of the Industrial Packaging segment into the new PS EMEA segment for all prior periods. The North America DS Smith business has been included in the PS NA segment. Amounts related to the Company's legacy North America Industrial Packaging business have been reported in the PS NA segment for all prior periods.

The following table presents net sales and business segment operating profit (loss), which is the Company's measure of segment profitability. Business segment operating profit (loss) is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments and is presented in our financial statement footnotes in accordance with ASC 280 - "Segment Reporting". Third quarter 2025 net sales by business segment and operating profit (loss) by business segment compared with the second quarter of 2025 and the third quarter of 2024 are as follows:
Business Segment Results

(In millions)	Third Quarter 2025	Second Quarter 2025	Third Quarter 2024
Net Sales by Business Segment
Packaging Solutions North America	$3,898	$3,860	$3,640
Packaging Solutions EMEA	2,310	2,291	322
Corporate and Inter-segment Sales	14	(9)	17
Net Sales	$6,222	$6,142	$3,979
Business Segment Operating Profit (Loss)
Packaging Solutions North America	$(166)	$277	$190
Packaging Solutions EMEA	(58)	(1)	7

Packaging Solutions North America (PS NA) business segment operating profit (loss) in the third quarter of 2025 was $(166) million compared with $277 million in the second quarter of 2025. In the third quarter of 2025, net sales increased driven by higher sales prices and volumes for boxes, partially offset by lower containerboard volumes. Cost of products sold decreased due to lower operating costs, including planned maintenance outage costs, partially offset by higher energy costs. Depreciation and amortization in the third quarter of 2025 was higher due to $619 million of accelerated depreciation associated with the previously announced closures of our Red River containerboard mill in Campti, Louisiana and our Savannah and Riceboro containerboard mills in Georgia.

Packaging Solutions EMEA (PS EMEA) business segment operating profit (loss) in the third quarter of 2025 was $(58) million compared with $(1) million in the second quarter of 2025. Net sales increased in the third quarter of 2025 compared with the second quarter of 2025, reflecting slightly higher sales prices partially offset by lower volumes in a continued soft demand environment. Cost of products sold increased due to higher operating costs, including planned maintenance outage costs, partially offset by lower fiber costs. Depreciation and amortization expense in the third quarter of 2025 was higher driven by $56 million of accelerated deprecation associated with mill and plant closures.
EFFECTS OF NET SPECIAL ITEMS

Continuing Operations
Net special items include items considered by management to not be reflective of the Company's underlying operations. Net special items in the third quarter of 2025 amount to a net after-tax charge of $205 million ($0.39 per diluted share) compared with a net after-tax charge of $23 million ($0.04 per diluted share) in the second quarter of 2025 and a net after-tax charge of $11 million ($0.04 per diluted share) in the third quarter of 2024. Net special items in all periods include the following charges (benefits):

	Third Quarter 2025			Second Quarter 2025			Third Quarter 2024
(In millions)	Before Tax	After Tax		Before Tax	After Tax		Before Tax	After Tax
Severance and other costs	$342	$257	(a)	$39	$34	(a)	$55	$41	(a)
DS Smith combination costs (benefits)	(26)	(18)	(b)	32	29	(b)	26	26	(b)
Strategic advisory fees	—	—		—	—		25	19	(b)
Net (gains) losses on sales and impairments of businesses	16	12	(c)	(51)	(40)	(c)	—	—
Net (gains) losses on sales and impairments of assets	15	11	(d)	—	—		—	—
Environmental remediation adjustments	7	5	(e)	—	—		—	—
Third-party warehouse fire	—	—		—	—		13	9	(f)
Italy antitrust	—	—		—	—		(6)	(6)	(g)
Tax benefit related to capital losses	—	(62)	(h)	—	—		—	—
Tax benefit related to internal legal entity restructuring	—	—		—	—		—	(78)	(i)
Total special items, net	$354	$205		$20	$23		$113	$11

(a)	Severance and other costs associated with the Company's 80/20 strategic approach which includes the realignment of resources and mill strategic actions. See notes (e) and (m) of the Consolidated Statement of Operations.
(b)	Transaction, integration and other costs/benefits that the Company believes are not reflective of the Company's underlying operations. See notes (a), (b), (d) and (k) of the Consolidated Statement of Operations.
(c)	Includes the impairment of the Company's kraft paper bag business and the gain on the sale of five European box plants in Mortagne, Saint-Amand and Cabourg (France), Ovar (Portugal) and Bilbao (Spain) to satisfy regulatory commitments in connection with the DS Smith combination. See note (f) of the Consolidated Statement of Operations.
(d)	Impairment associated with the Company's aircraft assets which are classified as held for sale. See note (g) of the Consolidated Statement of Operations.
(e)	Environmental remediation adjustments associated with remediation work at a waste pit site at a mill acquired but never operated by the Company, and last utilized by the predecessor owner of the mill. See note (a) of the Consolidated Statement of Operations.
(f)	The Company's cost for third-party damages associated with a warehouse fire in Morocco. See note (j) of the Consolidated Statement of Operations.
(g)	Settlement of an Italian antitrust matter initially recorded as a special item in 2019. See note (j) of the Consolidated Statement of Operations
(h)	Tax benefit related to capital losses associated with the announced agreement to sell our Global Cellulose Fibers business. See note (h) of the Consolidated Statement of Operations.
(i)	Tax benefit related to internal legal entity restructuring. See note (o) of the Consolidated Statement of Operations.

Discontinued Operations
As detailed in our Current Report on Form 8-K filed with the SEC on August 21, 2025, the Company has entered into a definitive agreement to divest its Global Cellulose Fibers business to American Industrial Partners ("AIP") for $1.5 billion, subject to customary closing conditions. As part of the consideration, the Company will receive preferred stock in the acquiring entity with an initial liquidation preference of $190 million. In connection with our decision to divest the Global Cellulose Fibers business, we evaluated the carrying value of the related long-lived assets and determined that their fair value less costs to sell was below book value. Accordingly, we recorded an impairment charge of $1.0 billion, as detailed in the table below.

Discontinued operations, net of taxes includes the following charges (benefits):

	Third Quarter 2025		Second Quarter 2025		Third Quarter 2024
(In millions)	Before Tax	After Tax	Before Tax	After Tax	Before Tax	After Tax
Global Cellulose Fibers transaction costs	$15	$12	$15	$11	$—	$—
Net loss on impairment of business	1,008	758	—	—	—	—
Other	(5)	(4)	—	—	1	1
Total	$1,018	$766	$15	$11	$1	$1

EARNINGS WEBCAST

The Company will host a webcast today to discuss earnings and current market conditions, beginning at 10 a.m. ET (9 a.m. CT). All interested parties are invited to listen to the webcast via the Company’s website by clicking on the Investors tab and going to the Events & Presentations page at https://www.internationalpaper.com/investors/events-presentations. A replay of the webcast will also be on the website beginning approximately two hours after the call.

Parties who wish to participate in the webcast via teleconference may dial +1 (646) 307-1963 or, within the U.S. only, (800) 715-9871, and ask to be connected to the International Paper third quarter earnings call. The conference ID number is 1092296. Participants should call in no later than 9:45 a.m. ET (8:45 a.m. CT). An audio-only replay will be available for ninety days following the call. To access the replay, dial +1 (609) 800-9909 or, within the U.S. only, (800) 770-2030 and when prompted for the conference ID, enter 1092296.

About International Paper
International Paper (NYSE: IP; LSE: IPC) is the global leader in sustainable packaging solutions. With company headquarters in Memphis, Tennessee, USA, and EMEA (Europe, Middle East and Africa) headquarters in London, UK, we employ more than 65,000 team members and serve customers around the world with operations in more than 30 countries. Together with our customers, we make the world safer and more productive, one sustainable packaging solution at a time. Net sales for 2024 were $18.6 billion. In 2025, International Paper acquired DS Smith creating an industry leader focused on the attractive and growing North American and EMEA regions. Additional information can be found by visiting internationalpaper.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release that are not historical in nature may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by the use of forward-looking or conditional words such as “expects,” “anticipates,” “believes,” “estimates,” “could,” “should,” “can,” “forecast,” “outlook,” “intend,” “look,” “may,” “will,” “remain,” “confident,” “commit” and “plan” or similar expressions. These statements are not guarantees of future performance and reflect management’s current views and speak only as to the dates the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. All statements, other than statements of historical fact, are forward-looking statements, including, but not limited to, statements regarding anticipated financial results, economic conditions, industry trends, future prospects, and the anticipated benefits, execution and consummation of corporate transactions or contemplated acquisitions, including our business combination with DS Smith Ltd., formerly DS Smith Plc ("DS Smith") and divestiture of our Global Cellulose Fibers business to American Industrial Partners ("AIP"). Factors which could cause actual results to differ include but are not limited to: (i) our ability to consummate and achieve the benefits expected from, and other risks associated with, acquisitions, joint ventures, divestitures, spinoffs, capital investments and other corporate transactions, including, but not limited to, our business combination with DS Smith and the divestiture of our Global Cellulose Fibers business to AIP; (ii) our ability to integrate and implement our plans, forecasts, the internal control framework of DS Smith, including assessment of its internal controls over financial reporting, and achieve the synergies, value creation, target run rates and other expectations with respect to the combined company, including in light of our increased scale and global presence; (iii) risks associated with strategic business decisions including facility closures, business exits, operational changes, and portfolio rationalizations intended to support the Company’s 80/20 strategic approach for long-term growth; (iv) risks with respect to climate change and global, regional, and local weather conditions, as well as risks related to our targets and goals with respect to climate change and the emission of greenhouse gases and other environmental, social and governance matters, including our ability to meet such targets and goals; (v) loss contingencies and pending, threatened or future litigation, including with respect to environmental and antitrust related matters; (vi) the level of our indebtedness, including our obligations related to becoming the guarantor of the Euro Medium Term Notes as a result of our acquisition of DS Smith, risks associated with our variable rate debt, and changes in interest rates; (vii) the impact of global and domestic economic conditions and industry conditions, including with respect to current challenging macroeconomic conditions, inflationary pressures and changes in the cost or availability of raw materials, energy sources and transportation sources, supply chain shortages and disruptions, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products, and conditions impacting the credit, capital and financial markets; (viii) risks arising from conducting business internationally, domestic and global geopolitical conditions, military conflict (including the Russia/Ukraine conflict, the conflict in the Middle East, the further expansion of such conflicts, and the geopolitical and economic consequences associated therewith), changes in currency exchange rates, including in light of our increased proportion of assets, liabilities and earnings denominated in foreign currencies as a result of our business combination with DS Smith, trade policies (including but not limited to protectionist measures and the imposition of new or increased tariffs as well as the potential impact of retaliatory tariffs and other penalties including retaliatory policies against the United States) and global trade tensions, downgrades in our credit ratings, and/or the credit ratings of banks issuing certain letters of credit, issued by recognized credit rating organizations; (ix) the amount of our future pension funding obligations, and pension and healthcare costs; (x) the costs of compliance, or the failure to comply with, existing, evolving or new environmental (including with respect to climate change and greenhouse gas emissions), tax, trade, labor and employment, privacy, anti-bribery and anti-corruption, and other U.S. and non-U.S. governmental laws, regulations and policies (including but not limited to those in the United Kingdom and European Union); (xi) a material disruption at any of our manufacturing facilities or other adverse impact on our operations due to severe weather, natural disasters, climate change or other causes; (xii) our ability to realize expected benefits and cost savings associated with restructuring initiatives; (xiii) cybersecurity and information technology risks, including as a result of security breaches and cybersecurity incidents; (xiv) our exposure to claims under our agreements with Sylvamo Corporation; (xv) the qualification of the Sylvamo Corporation spin-off as a tax-free transaction for U.S. federal income tax purposes; (xvi) risks associated with the planned divestiture of our Global Cellulose Fibers business to AIP, including the costs and expenses related to the transaction, the diversion of management's attention, our ability to obtain required regulatory approvals and satisfying conditions, uncertainty as to whether the transaction may be completed, if at all and of asset impairment charges arising from or in connection with the transaction; (xvii) our ability to attract and retain qualified personnel and maintain good employee or labor relations; (xviii) our ability to maintain effective internal control over financial reporting; and (xix) our ability to adequately secure and protect our intellectual property rights. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements can be found in our press releases and reports filed with the U.S. Securities and Exchange Commission. In addition, other risks and uncertainties not presently known to the Company or that we currently believe to be immaterial could affect the accuracy of any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:
Media: newsroom@ipaper.com Investors: Mandi Gilliland; 901-419-1731; Michele Vargas, 901-419-7287.

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended September 30,				Three Months Ended June 30,		Nine Months Ended September 30,
	2025		2024		2025		2025		2024
Net Sales	$6,222		$3,979		$6,142		$17,628		$11,913
Costs and Expenses
Cost of products sold	4,287	(a)	2,880	(j)	4,422		12,514	(a)	8,632	(j)
Selling and administrative expenses	493	(b)	473	(k)	525	(b)	1,505	(b)	1,222	(k)
Depreciation and amortization	1,099	(c)	208		431		2,050	(c)	630	(l)
Distribution expenses	524		288		516		1,457		901
Taxes other than payroll and income taxes	40		30		41		168	(d)	92
Restructuring charges, net	342	(e)	55	(m)	39	(e)	464	(e)	58	(m)
Net (gains) losses on sales and impairments of businesses	16	(f)	—		(51)	(f)	(35)	(f)	—
Net (gains) losses on sales and impairments of assets	15	(g)	—		—		(52)	(g)	—
Interest expense, net	85		52		108		277		156	(n)
Non-operating pension expense (income)	(4)		(12)		(5)		(6)		(34)
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings (Loss)	(675)		5		116		(714)		256
Income tax provision (benefit)	(250)	(h)	(107)	(o)	40		(242)	(h)	(385)	(o)
Equity earnings (loss), net of taxes	(1)		(1)		(1)		(3)		(4)
Earnings (Loss) From Continuing Operations	(426)		111		75		(475)		637
Discontinued Operations, net of taxes	(676)	(i)	39	(p)	—	(i)	(657)	(i)	67	(p)
Net Earnings (Loss)	$(1,102)		$150		$75		$(1,132)		$704
Basic Earnings (Loss) Per Common Share
Earnings (loss) from continuing operations	$(0.81)		$0.32		$0.14		$(0.95)		$1.83
Discontinued operations	(1.28)		0.11		—		(1.32)		0.19
Net earnings (loss)	$(2.09)		$0.43		$0.14		$(2.27)		$2.02
Diluted Earnings (Loss) Per Common Share
Earnings (loss) from continuing operations	$(0.81)		$0.31		$0.14		$(0.95)		$1.80
Discontinued operations	(1.28)		0.11		—		(1.32)		0.19
Net earnings (loss)	$(2.09)		$0.42		$0.14		$(2.27)		$1.99
Average Shares of Common Stock Outstanding - Diluted	528.0		353.4		532.6		498.2		353.6

The accompanying notes are an integral part of this Consolidated Statement of Operations.

(a)	Includes a pre-tax benefit of $41 million ($30 million after taxes) and a pre-tax charge of $29 million ($22 million after taxes) for the three months and nine months ended September 30, 2025, respectively, for the inventory step-up recognized in purchase accounting related to the DS Smith combination and a pre-tax charge of $7 million ($5 million after taxes) for the three months and nine months ended September 30, 2025 for environmental remediation adjustments.
(b)	Includes pre-tax charges of $15 million ($12 million net of tax), $32 million ($29 million after taxes) and $148 million ($122 million after taxes) for the three months ended September 30, 2025 and June 30, 2025 and the nine months ended September 30, 2025, respectively, for transaction costs and integration costs associated with the DS Smith combination.
(c)	Includes pre-tax charges of $675 million and $872 million for the three months and nine months ended September 30, 2025, respectively, for accelerated depreciation associated with our mill and 80/20 strategic actions.

(d)	Includes a pre-tax charge of $50 million (before and after taxes) for the nine months ended September 30, 2025 for a UK stamp tax associated with the DS Smith combination.
(e)	Includes pre-tax charges of $342 million ($257 million after taxes), $39 million ($34 million after taxes) and $464 million ($354 million after taxes) for the three months ended September 30, 2025 and June 30, 2025 and the nine months ended September 30, 2025, respectively, for severance and other costs related to our mill closures and 80/20 strategic actions.
(f)	Includes a pre-tax charge of $16 million ($12 million after taxes) for the three months and nine months ended September 30, 2025 for the impairment of our kraft paper bag business and a pre-tax gain of $51 million ($40 million after taxes) for the three months ended June 30, 2025 and the nine months ended September 30, 2025 related to the sale of five European box plants in Mortagne, Saint-Amand, and Cabourg (France), Ovar (Portugal) and Bilbao (Spain) to satisfy regulatory commitments in connection with the DS Smith combination.

(g)	Includes a pre-tax charge of $15 million ($11 million after taxes) for the three months and nine months ended September 30, 2025 related to the impairment of aircraft assets which have been classified as held for sale, a pre-tax gain of $62 million ($47 million after taxes) for the nine months ended September 30, 2025 for asset sales related to our permanently closed Orange, Texas containerboard mill and a pre-tax gain of $5 million ($4 million after taxes) for the nine months ended September 30, 2025 related to miscellaneous land sales and other items.
(h)	Includes a tax benefit of $62 million for the three months and nine months ended September 30, 2025 related to capital losses associated with the announced agreement to sell our Global Cellulose Fibers business.
(i)	Includes the operating earnings of the Global Cellulose Fibers business. Also includes a pre-tax charge of $1.01 billion ($758 million after taxes) for the three months and nine months ended September 30, 2025 for the impairment of the Global Cellulose Fibers business which has been classified as held for sale, pre-tax charges of $15 million ($12 million after taxes), $15 million ($11 million after taxes) and $42 million ($32 million after taxes) for the three months ended September 30, 2025 and June 30, 2025 and the nine months ended September 30, 2025, respectively, for costs associated with the expected sale our Global Cellulose Fibers business and a pre-tax gain of $5 million ($4 million after taxes) for the three months and nine months ended September 30, 2025 for adjustments related to previously announced Global Cellulose Fibers mill closures.

(j)	Includes a pre-tax charge of $13 million ($9 million after taxes) for the three months and nine months ended September 30, 2024 for third-party damages related to a warehouse fire in Morocco, pre-tax income of $6 million (before and after taxes) for the three months and nine months ended September 30, 2024 related to the settlement of an Italian antitrust fine, a pre-tax charge of $25 million ($19 million after taxes) for the nine months ended September 30, 2024 for environmental remediation adjustments and a pre-tax charge of $10 million ($7 million after taxes) for the nine months ended September 30, 2024 for a litigation reserve.
(k)	Includes pre-tax charges of $26 million (before and after taxes) and $48 million ($47 million after taxes) for the three months and nine months ended September 30, 2024, respectively, for costs associated with our announced agreement of an all-share combination with DS Smith Plc and pre-tax charges of $25 million ($19 million after taxes) and $37 million ($28 million after taxes) for the three months and nine months ended September 30, 2024, respectively, for strategic advisory fees.
(l)	Includes a pre-tax charge of $1 million (before and after taxes) for the nine months ended September 30, 2024 for closure costs associated with our mill strategic actions.
(m)	Includes a pre-tax charge of $55 million ($41 million after taxes) and $58 million ($43 million after taxes) for the three months and nine months ended September 30, 2024, respectively, for severance and other costs related to our mill closures and 80/20 strategic actions.
(n)	Includes pre-tax income of $10 million ($7 million after taxes) for the nine months ended September 30, 2024 for interest income associated with the settlement of tax audits.
(o)	Includes a tax benefit of $78 million and $416 million for the three months and nine months ended September 30, 2024, respectively, related to internal legal entity restructuring.
(p)	Includes pre-tax charges of $1 million (before and after taxes) and $5 million ($4 million after taxes) for the three months and nine months ended September 30, 2024, respectively, for severance and other costs related to our mill strategic actions and 80/20 strategic approach.

INTERNATIONAL PAPER COMPANY
Reconciliation of Earnings (Loss) from Continuing Operations to Adjusted Operating Earnings (Loss)
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2025	2024	2025	2025	2024
Earnings (Loss) from Continuing Operations	$(426)	$111	$75	$(475)	$637
Add back: Non-operating pension expense (income)	(4)	(12)	(5)	(6)	(34)
Add back: Net special items expense (income)	354	113	20	611	176
Income taxes - Non-operating pension and special items	(148)	(99)	4	(187)	(443)
Adjusted Operating Earnings (Loss)	$(224)	$113	$94	$(57)	$336

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2025	2024	2025	2025	2024
Diluted Earnings (Loss) per Common Share from Continuing Operations	$(0.81)	$0.31	$0.14	$(0.95)	$1.80
Add back: Non-operating pension expense (income)	(0.01)	(0.03)	—	(0.01)	(0.09)
Add back: Net special items expense (income)	0.67	0.33	0.03	1.23	0.50
Income taxes per share - Non-operating pension and special items	(0.28)	(0.28)	0.01	(0.38)	(1.26)
Adjusted Operating Earnings (Loss) per Share	$(0.43)	$0.33	$0.18	$(0.11)	$0.95
Notes:
Adjusted Operating Earnings (loss) and Adjusted Operating Earnings (Loss) Per Share are non-GAAP financial measures defined as earnings (loss) from continuing operations (a GAAP measure) excluding net special items and non-operating pension expense (income). Earnings (loss) from continuing operations and Diluted earnings (loss) per common share from continuing operations are the most directly comparable GAAP measures. The Company calculates Adjusted Operating Earnings (Loss) (non-GAAP) by excluding the after-tax effect of non-operating pension expense (income) and net special items, as described in greater detail above, from the earnings (loss) from continuing operations reported under U.S. GAAP. Adjusted Operating Earnings (Loss) Per Share is calculated by dividing Adjusted Operating Earnings (Loss) by the diluted average shares of common stock outstanding. Management uses these non-GAAP financial measures to focus on on-going operations, and believes that such non-GAAP financial measures are useful to investors in assessing the operational performance of the Company and enabling investors to perform meaningful comparisons of past and present consolidated operating results from continuing operations. The Company believes that these non-GAAP financial measures, viewed alongside the most directly comparable GAAP measures, provides for a more complete analysis of the Company's results of operations.

Non-operating pension expense (income) represents amortization of prior service cost, amortization of actuarial gains/losses, expected return on assets and interest cost. The Company excludes these amounts from Adjusted Operating Earnings (Loss) as the Company does not believe these items reflect ongoing operations. These particular pension cost elements are not directly attributable to current employee service. The Company includes service cost in our non-GAAP financial measure as it is directly attributable to employee service, and the corresponding employees' compensation elements, in connection with ongoing operations.

Since diluted earnings per share are computed independently for each period, nine-month per share amounts may not equal the sum of the respective quarters.

INTERNATIONAL PAPER COMPANY
Calculation of Adjusted EBITDA from Continuing Operations
Preliminary and Unaudited
(In millions)

	Three Months Ended September 30,		Three Months Ended June 30,
	2025	2024	2025
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings (Loss)	$(675)	$5	$116
Interest expense, net	85	52	108
Special items	354	113	20
Non-operating pension expense (income)	(4)	(12)	(5)
Depreciation and amortization	1,099	208	431
Adjusted EBITDA from Continuing Operations	$859	$366	$670
Notes:

Adjusted EBITDA from continuing operations is a non-GAAP financial measure defined as earnings (loss) from continuing operations before income taxes and equity earnings (loss), interest expense, net, net special items, non-operating pension expense (income) and depreciation and amortization. Earnings (loss) from continuing operations before income taxes and equity earnings (loss) is the most directly comparable GAAP measure. Management uses this measure to focus on on-going operations and believes this measure is useful to investors in assessing the operational performance of the Company and enabling investors to perform meaningful comparisons of past and present consolidated operating results from continuing operations.

INTERNATIONAL PAPER COMPANY
Calculation of Adjusted EBITDA
Preliminary and Unaudited
(In millions)

Three Months Ended September 30,
2025
Net Earnings (Loss)	$(1,102)
Continuing Operations - Equity earnings (loss), net of taxes	1
Continuing Operations - Income tax provision (benefit)	(250)
Discontinued Operations - Income tax provision (benefit)	(226)
Continuing Operations - Interest expense, net	85
Discontinued Operations - Interest expense, net	2
Continuing Operations - Special items	354
Discontinued Operations - Special items	1,018
Continuing Operations - Non-operating pension expense (income)	(4)
Continuing Operations - Depreciation and amortization	1,099
Discontinued Operations - Depreciation and amortization	35
Adjusted EBITDA	$1,012
Notes:

Adjusted EBITDA is a non-GAAP financial measure defined as net earnings (loss) before continuing and discontinued operations income taxes, equity earnings (loss), interest expense, net, net special items, non-operating pension expense (income) and depreciation and amortization. Net earnings (loss) is the most directly comparable GAAP measure. This non-GAAP measure has been included for the three months ended September 30, 2025 following the conclusion that the Global Cellulose Fibers business would be classified as a discontinued operation. Management uses this non-GAAP financial measure to assess total Company performance and believes it provides additional useful information to investors in the current period.

INTERNATIONAL PAPER COMPANY
Global Cellulose Fibers Calculation of Adjusted EBITDA
Preliminary and Unaudited
(In millions)

Three Months Ended September 30,
2025
Discontinued Operations, net of taxes	$(676)
Discontinued Operations - Income tax provision (benefit)	(226)
Discontinued Operations - Interest expense, net	2
Discontinued Operations - Special items	1,018
Discontinued Operations - Depreciation and amortization	35
Global Cellulose Fibers Adjusted EBITDA	$153
Notes:

As a result of the announced agreement to sell our Global Cellulose Fibers business, all current and historical operating results of the Global Cellulose Fibers business are presented as discontinued operations, net of tax in the condensed consolidated statement of operations. Global Cellulose Fibers adjusted EBITDA is a non-GAAP financial measure defined as discontinued operations, net of taxes before amounts included within discontinued operations for income taxes, interest expense, net, net special items and depreciation and amortization. Discontinued operations, net of taxes is the most directly comparable GAAP measure. This non-GAAP measure has been included for the three months ended September 30, 2025 following the conclusion that the Global Cellulose Fibers business would be classified as a discontinued operation. Management uses this non-GAAP financial measure to assess the Global Cellulose Fibers business performance and believes it provides additional useful information to investors in the current period.

INTERNATIONAL PAPER COMPANY
Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	September 30, 2025	December 31, 2024
Assets
Current Assets
Cash and Temporary Investments	$995	$1,062
Accounts and Notes Receivable, Net	4,105	2,402
Contract Assets	672	362
Inventories	2,179	1,486
Assets Held for Sale	1,832	1,016
Other	681	96
Total Current Assets	10,464	6,424
Plants, Properties and Equipment, Net	14,500	7,916
Goodwill	7,675	3,038
Intangibles, Net	4,172	72
Long-Term Financial Assets of Variable Interest Entities	2,345	2,331
Right of Use Assets	679	402
Overfunded Pension Plan Assets	246	93
Long-Term Assets Held For Sale	—	1,876
Deferred Charges and Other Assets	487	648
Total Assets	$40,568	$22,800
Liabilities and Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$972	$191
Liabilities Held for Sale	439	344
Accounts Payable and Other Current Liabilities	6,558	3,723
Total Current Liabilities	7,969	4,258
Long-Term Debt	8,990	5,362
Deferred Income Taxes	1,917	1,028
Long-Term Nonrecourse Financial Liabilities of Variable Interest Entities	2,125	2,120
Long-Term Lease Obligations	450	269
Underfunded Pension Benefit Obligation	310	232
Postretirement and Postemployment Benefit Obligation	123	133
Long-Term Liabilities Held For Sale	—	125
Other Liabilities	1,367	1,100
Equity
Common Stock	627	449
Paid-in Capital	14,393	4,732
Retained Earnings	7,517	9,393
Accumulated Other Comprehensive Loss	(646)	(1,722)
	21,891	12,852
Less: Common Stock Held in Treasury, at Cost	4,574	4,679
Total Equity	17,317	8,173
Total Liabilities and Equity	$40,568	$22,800

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Nine Months Ended September 30,
	2025	2024
Operating Activities
Net earnings (loss)	$(1,132)	$704
Depreciation and amortization	2,184	806
Deferred income tax expense (benefit), net	(738)	(606)
Restructuring charges, net	459	59
Net (gains) losses on sales and impairments of businesses	973	—
Net (gains) losses on sales and impairments of assets	(52)	—
Periodic pension (income) expense, net	20	(1)
Other, net	(54)	103
Changes in operating assets and liabilities
Accounts and notes receivable	(166)	(79)
Contract assets	(62)	(1)
Inventories	(53)	49
Accounts payable and other liabilities	(459)	233
Interest payable	(3)	24
Other	(124)	(10)
Cash Provided By (Used For) Operating Activities	793	1,281
Investment Activities
Capital expenditures	(1,207)	(661)
Acquisitions, net of cash acquired	414	—
Proceeds from divestitures, net of transaction costs	138	—
Proceeds from sale of fixed assets	108	5
Proceeds from insurance recoveries	33	25
Other	36	(3)
Cash Provided By (Used For) Investment Activities	(478)	(634)
Financing Activities
Issuance of debt	422	—
Reduction of debt	(193)	(33)
Change in book overdrafts	14	(51)
Repurchases of common stock and payments of restricted stock tax withholding	(64)	(22)
Dividends paid	(733)	(482)
Other	(1)	—
Cash Provided By (Used for) Financing Activities	(555)	(588)
Effect of Exchange Rate Changes on Cash and Temporary Investments	75	(13)
Change in Cash and Temporary Investments	(165)	46
Cash and Temporary Investments
Beginning of the period	1,170	1,113
End of the period	$1,005	$1,159

INTERNATIONAL PAPER COMPANY
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Cash Provided By (Used For) Operating Activities	$605	$521	$793	$1,281
Adjustments:
Capital expenditures	(455)	(212)	(1,207)	(661)
Free Cash Flow	$150	$309	$(414)	$620

Free cash flow is a non-GAAP financial measure which equals cash provided by (used for) operating activities less capital expenditures. The most directly comparable GAAP measure is cash provided by operations. Management utilizes this measure in connection with managing our business and believes that free cash flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet, pay dividends, repurchase stock, service debt and make investments for future growth. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

The non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP financial measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as International Paper.

Management believes non-GAAP financial measures, when used in conjunction with information presented in accordance with GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial results. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Investors are cautioned to not place undue reliance on any non-GAAP financial measures used in this release.